Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Restricted Stock and Stock Option Plan and the 2011 Long-Term Incentive Plan of Thermon Group Holdings, Inc. of our report dated November 22, 2010, except for Note 21, as for which the date is April 1, 2011, with respect to the consolidated financial statements of Thermon Holdings, LLC, which appears in the Registration Statement on Form S-1 (No. 333-172007) and related prospectus of Thermon Group Holdings, Inc.

/s/ Ernst & Young LLP

Austin, Texas
May 6, 2011